Filed Pursuant to Rule 433

Registration No. 333-277211

HSBC USA Inc. Market Linked Securities

Market Linked Securities – Auto-Callable with Leveraged Upside Participation, Contingent Absolute Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Class A Common Stock of Meta Platforms, Inc., the Class A Common Stock of Alphabet Inc., and the Common Stock of Broadcom Inc. due April 6, 2028

Term Sheet to Free Writing Prospectus dated April 1, 2025

Summary of Terms
Issuer	HSBC USA Inc. (“HSBC”)
Market Measures	The lowest performing of Class A common stock of Meta Platforms, Inc. (Bloomberg ticker: META) (the “META”), the Class A common stock of Alphabet Inc. (Bloomberg ticker: GOOGL) (the “GOOGL”), and the common stock of Broadcom Inc. (Bloomberg ticker: AVGO) (the “AVGO”) (each referred to as an “Underlying Stock,” and collectively as the “Underlying Stocks”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	April 2, 2025
Issue Date*	April 7, 2025
Final Calculation Day*	April 3, 2028
Stated Maturity Date *	April 6, 2028
Automatic Call	If the stock closing price of the lowest performing Underlying Stock on the call date is greater than or equal to its starting price, the securities will be automatically called, and on the call settlement date, you will receive the face amount per security plus the call premium.
Call Date*	April 7, 2026
Call Settlement Date	Three business days after the call date
Call Premium	At least 44.00% of the face amount (to be determined on the pricing date)
Maturity Payment Amount (per security)

•       if the ending price of the lowest performing Underlying Stock on the final calculation day is greater than its starting price:

$1,000 + ($1,000 × stock return of the lowest performing Underlying Stock on the final calculation day × upside participation rate);

•       if the ending price of the lowest performing Underlying Stock on the final calculation day is less than or equal to its starting price, but greater than or equal to its threshold price:

$1,000 + ($1,000 × absolute value of the stock return of the lowest performing Underlying Stock on the final calculation day); or

•       if the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price:

$1,000 + ($1,000 × stock return of the lowest performing Underlying Stock on the final calculation day)

Starting Price	With respect to each Underlying Stock, its stock closing price on the pricing date.
Ending Price	With respect to each Underlying Stock, its stock closing price on the final calculation day.
Upside Participation Rate	300%
Threshold Price	With respect to each Underlying Stock, 60.00% of its starting price.
Lowest Performing Underlying Stock	For the call date or the final calculation day, the Underlying Stock with the lowest stock return on that day.
Stock Return

With respect to an Underlying Stock on the call date or the final calculation day:

stock closing price on that day – starting price

starting price

If the stock return is equal to -5%, the absolute value of the stock return would be +5%

Calculation Agent	HSBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Commission and Other Fees	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFA may receive a distribution expense fee of 0.075%. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of up to 0.30% per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
CUSIP / ISIN	40447CD56 / US40447CD567
Material Tax Consequences	See the free writing prospectus

*Subject to change

Hypothetical Payout Profile**

**assumes a call premium equal to the lowest possible call premium that will be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of any Underlying Stock beyond the call premium, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of any Underlying Stock at the upside participation rate.

If the securities are not automatically called and the ending price of the lowest performing Underlying Stock on the final calculation day is less than its threshold price, you will have full downside exposure to the decrease in the price of the lowest performing Underlying Stock on the final calculation day from its starting price and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

The estimated initial value of the securities on the pricing date is expected to be between $910.00 and $950.00 per security, which will be less than the original offering price. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Terms of the Securities—Estimated Initial Value” in the accompanying free writing prospectus.

Free Writing Prospectus:

https://www.sec.gov/Archives/edgar/data/83246/000110465925030209/tm258081d306_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page FWP-8 of the accompanying free writing prospectus, and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying free writing prospectus, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the free writing prospectus are inconsistent with those described herein, the terms described in the free writing prospectus will control.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying free writing prospectus and the “Risk Factors” section in the accompanying product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If The Securities Are Not Automatically Called And The Ending Price Of The Lowest Performing Underlying Stock On The Final Calculation Day Is Less Than Its Threshold Price, You Will Lose More Than 40%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
•	If The Securities Are Automatically Called, Your Return Will Be Limited to the Call Premium.
•	Any Positive Return Based On The Depreciation Of The Lowest Performing Underlying Stock On The Final Calculation Day Is Effectively Capped.
•	The Securities Are Subject To The Full Risks Of Each Underlying Stock And Will Be Negatively Affected If Any Underlying Stock Performs Poorly, Even If The Other Underlying Stock Performs Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlying Stock That Is The Lowest Performing Underlying Stock On The Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlying Stocks.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Underlying Stocks.
•	You Will Be Subject To Reinvestment Risk.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Call Settlement Date Or The Stated Maturity Date May Be Postponed If The Call Date Or The Final Calculation Day Is Postponed.

Risk Relating To The Credit Risk Of HSBC

•	The Securities Are Subject To The Credit Risk Of HSBC USA Inc.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Initial Value Of The Securities, Which Will Be Determined By Us On The Pricing Date, Is Expected To Be Less Than The Original Offering Price And May Differ From The Market Value Of The Securities In The Secondary Market, If Any.
•	The Price Of Your Securities In The Secondary Market, If Any, Immediately After The Pricing Date Is Expected To Be Less Than The Original Offering Price.
•	If HSBC Securities (USA) Inc. Or The Agent Were To Repurchase Your Securities Immediately After The Issue Date, The Price You Receive May Be Higher Than The Estimated Initial Value Of The Securities.
•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underlying Stocks

•	Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stocks And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underlying Stocks.

o	Historical Prices Of An Underlying Stock Should Not Be Taken As An Indication Of Its Future Performance During The Term Of The Securities.

o	The Securities May Become Linked To The Common Stock Of A Company Other Than Any Original Underlying Stock Issuer.

o	We, The Agent And Our Respective Affiliates Cannot Control Actions By Any Underlying Stock Issuer.

o	We, The Agent And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

o	You Have Limited Anti-dilution Protection.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risk Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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